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                                                                    EXHIBIT 99.1


Contact:  R. Scott Murray                                 John Suske
          Executive Vice President and                    Investor Relations
          Chief Financial Officer                         (617) 494-5816
          (617) 494-5861                                  jsuske@learningco.com
          smurray@learningco.com



FOR IMMEDIATE RELEASE


     MAJOR CANADIAN INSTITUTIONS TAKE POSITION IN THE LEARNING COMPANY, INC.

CAMBRIDGE, MA., October 23, 1997 - The Learning Company, Inc. (NYSE: TLC) announced today that its Canadian subsidiary, SoftKey Software Products Inc., agreed to sell to certain Canadian institutional investors 3,920,685 special warrants for aggregate proceeds of approximately U.S. $62 million. Each special warrant is exercisable without additional payment for one SoftKey exchangeable non-voting share. SoftKey's exchangeable non-voting shares are exchangeable on a one-for-one basis for common stock of The Learning Company, Inc. without additional payment.

The private placement is ultimately subject to certain conditions, including receipt of certain regulatory approvals and the vote of the holders of SoftKey's outstanding exchangeable non-voting shares.

THE SECURITIES DESCRIBED ABOVE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO A U.S. PERSON ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

The Learning Company, Inc. develops, publishes and markets a family of premium software brands that educate across every age, from young children to adults. The company's products are sold in more than 23,000 retail stores in North America and through multiple distribution channels including school sales, on-line, direct marketing and OEM. The company also develops, publishes and distributes products worldwide including France, Germany, the United Kingdom, Holland and the Pacific Rim. The Learning Company is head quartered at One Athenaeum Street, Cambridge, MA, 02142; telephone (617) 494-1200; fax (617) 494-1219.




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